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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR RELEASE FRIDAY, MAY 10, 2005   3:00 P.M. (CENTRAL)

                                                    INVESTOR AND MEDIA CONTRACT:
                                                                  Thomas J. Bare
                                                                   (920)684-6611

                      MANITOWOC BANCORP - PRICE ADJUSTMENT
                         IN "GOING PRIVATE TRANSACTION"


         First Manitowoc Bancorp, Inc. ("FMB") today increased the cash redemption price for shares to be acquired in its "going private" transaction from $19.50 to $19.60 per share. As previously announced, the transaction will be accomplished by merging FMB into a wholly-owned subsidiary created for that purpose. Upon completion of the merger, FMB will join the growing number of bank holding companies that have "gone private" by terminating registration with the Securities Exchange Commission to eliminate Sarbanes-Oxley and related securities exchange reporting requirements, and the substantial management time and expense burdens associated with them.

         Mr. Thomas J. Bare, President, stated "We expect elimination of Sarbanes-Oxley and securities exchange reporting and compliance to reduce our expenses in excess of $300,000 per year. FMB and our subsidiary, First National Bank in Manitowoc, are and will continue to be regulated and examined by the Federal Reserve, the Office of the Comptroller of Currency, and the Federal Deposit Insurance Corporation. The additional layers of regulation imposed by Sarbanes-Oxley and the Securities Exchange Act provide very little additional benefit to our shareholders and we believe the dollars spent in those areas can be better invested in our communities and for the benefit of our shareholders."

         The $19.60 cash redemption price was finally determined by the FMB Board of Directors after receipt of an updated appraisal report from their independent valuation advisor. Mr. Bare said the Board was pleased to provide a redemption price that affords shareholders a premium over FMB's trading range as in effect prior to the initial February 25 announcement of the






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merger. All shareholders owning 1,000 or more shares of FMB stock as of the record date for the transaction (February 25, 2005) will have their shares exchanged for the same number of shares in the merged company. FMB shareholders owning fewer than 1,000 shares as of the record date, will have their shares redeemed for $19.60 in cash. FMB expects to mail information giving further details of the merger to its shareholders within the next week and to complete the merger in June, 2005.

         First Manitowoc Bancorp, Inc. is the bank holding company of First National Bank in Manitowoc, a locally owned independent community bank with 14 offices throughout Manitowoc, Brown, Sheboygan and Calumet counties. There will be no changes in any of the officers, directors, or employees, or in the operations of First National Bank in Manitowoc, as a result of the merger. Total assets of First National Bank in Manitowoc exceed $620 million.